UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 3, 2010

Date of Report (Date of earliest event reported)

PACWEST BANCORP

(Exact name of registrant as specified in its charter)

Delaware	00-30747	33-0885320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10250 Constellation Blvd., Suite 1640

Los Angeles, CA 90067

(Address of principal executive offices and zip code)

(310) 286-1144

(Registrant’s telephone number, including area code)

401 West “A” Street

San Diego, California 92101

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On November 3, 2010, the Board of Directors of the Company appointed Craig A. Carlson to the Company’s Board, effective November 4, 2010.  Mr. Carlson was also appointed to the Audit Committee and the Asset & Liability Committee of the Board.

Mr. Carlson, who is 60 years old, was a bank regulator for 36 years, most recently acting as Senior Deputy Commissioner and Chief Examiner of the Banking Program for the California Department of Financial Institutions (DFI), from March 2007 until his retirement in June 2010.  In this position, he was responsible for the supervision and regulation of the state-chartered commercial and industrial banks as well as other institutions, and served as a key advisor to the Commissioner.  Previously, he served as Senior Deputy Commissioner and was also Deputy Commissioner for the San Diego/Orange County Region for the DFI.  Mr. Carlson has been a faculty member of the California Banking School and is an active member of the Conference of State Bank Supervisors, presently serving as a member of its Accreditation Review team.

Item 8.01.  Other Events.

On November 3, 2010, the Board of Directors of the Company voted to change the principal executive offices of the Company and the main branch of its wholly-owned subsidiary, Pacific Western Bank, to its offices in Los Angeles, located at 10250 Constellation Blvd., Suite 1640, Los Angeles, CA 90067, from its offices in San Diego located at 401 West “A” Street, San Diego, CA 92101.  The Company determined to change its and the Bank’s official headquarters to Los Angeles due to the central position of the offices relative to the Company’s growing presence in numerous markets in Southern and Central California.  No employees are changing location as a result of the change of the principal executive offices.  The change of the headquarters of the Company was effective on November 4, 2010.  The change of the Bank’s main office shall be effective upon receipt of regulatory approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACWEST BANCORP

Date: November 8, 2010

	By:	/s/ Lynn M. Hopkins
Name: Lynn M. Hopkins
Title: Executive Vice President and Corporate Secretary